Exhibit 99.1
DELEK US HOLDINGS SIGNS DEFINITIVE AGREEMENT FOR
PURCHASE OF 107 CONVENIENCE STORES
FRANKLIN, TN. — February 12, 2007 - Delek US Holdings, Inc. (NYSE: DK) today announced that MAPCO Express, Inc., (“MAPCO”) a wholly owned subsidiary, signed a definitive agreement for the purchase of 107 retail fuel and convenience stores from Calfee Company of Dalton, Inc., for approximately $65 million (excluding inventory). The stores, 71 owned and 36 leased, are located primarily in eastern Tennessee and northern Georgia and are operated under the trade name Favorite Markets. The majority of the stores are branded, and fuel is being sold at 104 locations under names including Conoco, Shell and Marathon. The closing is subject to customary closing conditions and government approvals and is expected to close during the Company’s second quarter.
     With this acquisition, the company will reach one of its strategic goals: to operate more than 500 stores throughout the country. The company also intends to own the real estate associated with 71 stores. With the addition of the 107 Favorite Markets stores, the company will immediately realize certain operating synergies and it expects to increase earnings companywide.
     Delek intends to finance the purchase with a combination of available cash from its initial public offering completed in May 2006 and additional borrowings.
     Uzi Yemin, President and Chief Executive Officer of Delek US, said, “With this agreement, we further strengthen our position in our core markets, building on our recent acquisition of 43 convenience stores in southeast Tennessee and northwest Georgia from Fast Petroleum. These transactions are representative of the opportunities that exist allowing us to continue expanding our retail business within the highly fragmented markets in which we operate.”
     About the Company: Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining, marketing and supply, and retail marketing. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The marketing and supply segment markets refined products through its terminals in Abilene, Texas and San Angelo, Texas as well as other third party terminals. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of 394 company-operated retail fuel and convenience stores, operated under the MAPCO Express®, MAPCO Mart™, East Coast®, FAST food and fuel™, and Discount Food Mart™ brand names.
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Delek US Holdings Signs Definitive Agreement For Purchase of 107 Convenience Stores

February 12, 2007

     Safe Harbor Provisions Regarding Forward-Looking Statements: This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning our current estimates, expectations and projections about our future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.
     Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: our competitive position and the effects of competition; the projected growth of the industry in which we operate; changes in the scope, costs, and/or timing of capital projects; management’s ability to execute its strategy of growth through acquisitions and transactional risks in acquisitions; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; risks and uncertainties with the respect to the quantities and costs of refined petroleum products supplied to our pipelines and/or held in our terminals; potential conflicts of interest between Delek US’s major stockholder and other stockholders; and other risks contained in our filings with the Securities and Exchange Commission.
     Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Investor Relations Contact:
Assi Ginzburg	Scott Brittain
Vice President of Strategic Planning	Kristina Korte
Delek US Holdings, Inc.	Corporate Communications Inc.
615/224-1179	615-254-3376

U.S. Media Contact:	Israel Media Contact:
Paula Lovell	Lior Chorev
Lovell Communications Inc.	Arad Communications
615-297-7766	011-972-3-644-0404
615-972-2964 (Cell)
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